Exhibit 99.1

CA Technologies Reports Second Quarter Fiscal Year 2016 Results

  Total New Sales Up More Than Forty Percent Year over Year
  Second Quarter Revenue of $1,005 Million
  Second Quarter GAAP EPS of $0.39
  Second Quarter Non-GAAP EPS of $0.56
  Second Quarter Cash Flow From Continuing Operations of $43 Million

NEW YORK--(BUSINESS WIRE)--October 21, 2015--CA Technologies (NASDAQ:CA) today reported financial results for its second quarter fiscal 2016, which ended September 30, 2015.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"I am pleased with the progress we have demonstrated this quarter. Our new sales performance reflects the continued improvements we are making in both our products as well as our sales execution. New sales were up more than forty percent. This is an indicator of the great traction our products are experiencing and CA's value in today's application economy. In addition, our renewal yields were the best in recent history.

“We recognize that there is still work to do in order to realize the kind of growth that CA can achieve. CA remains focused on product quality, product innovation, overall execution and fiscal discipline.

“Our strategy continues to stress organic innovation, complemented by targeted investments that give us competitive advantage.

“Looking ahead, we are encouraged by the breadth of opportunities in front of us. That said, for the rest of the fiscal year, we expect results to be weighted towards the fourth quarter.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Second Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
Revenue	$1,005	$1,079	(7)%	(1)%
GAAP Income from Continuing Operations	$172	$235	(27)%	(14)%
Non-GAAP Income from Continuing Operations*	$247	$292	(15)%	(7)%
GAAP Diluted EPS from Continuing Operations	$0.39	$0.53	(26)%	(13)%
Non-GAAP Diluted EPS from Continuing Operations*	$0.56	$0.65	(14)%	(6)%
Cash Flow from Continuing Operations	$43	$66	(35)%	(32)%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	Second Quarter FY16 vs. FY15
	FY16	% of Total	FY15	% of Total	% Change	% Change CC**
North America Revenue	$677	67%	$693	64%	(2)%	(1)%
International Revenue	$328	33%	$386	36%	(15)%	1%
Total Revenue	$1,005		$1,079		(7)%	(1)%

North America Bookings	$1,173	85%	$552	74%	113%	114%
International Bookings	$210	15%	$197	26%	7%	22%
Total Bookings	$1,383		$749		85%	92%

Current Revenue Backlog	$3,006		$3,230		(7)%	(2)%
Total Revenue Backlog	$6,614		$6,811		(3)%	2%
**CC: Constant Currency

  Total revenue declined primarily as a result of an unfavorable foreign exchange effect of $67 million. Our second quarter fiscal 2016 acquisitions of Rally Software Development Corp. and Xceedium, Inc., contributed approximately two points of revenue for the quarter.
  Total bookings increased primarily due to a renewal with a large system integrator in excess of $500 million and, to a lesser extent, an increase in new product sales and Mainframe Solutions renewals. Even without the large system integrator deal, there was a significant increase in total bookings.
  The Company executed a total of 11 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $887 million. During the second quarter of fiscal 2015, the Company executed a total of 6 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $217 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 4.46 years, compared with 3.10 years for the same period in fiscal 2015.
EXPENSES AND MARGIN

(dollars in millions)	Second Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$746	$759	(2)%	1%
Operating Income Before Interest and Income Taxes	$259	$320	(19)%	(6)%
Operating Margin	26%	30%
Effective Tax Rate	30.4%	23.7%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$648	$650	0%	5%
Operating Income Before Interest and Income Taxes	$357	$429	(17)%	(9)%
Operating Margin	36%	40%
Effective Tax Rate	28.4%	30.0%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC: Constant Currency

  GAAP second quarter operating expenses decreased as a result of a favorable foreign exchange effect and a decrease in amortization expenses as a result of an impairment charge of $13 million recorded in the second quarter of fiscal 2015. These favorable effects were partially offset against costs from our second quarter fiscal 2016 acquisitions.
  Non-GAAP second quarter operating expenses were generally consistent as a result of a favorable foreign exchange effect, offset against costs from our second quarter fiscal 2016 acquisitions.
  GAAP and Non-GAAP EPS in the second quarter of fiscal 2016 declined primarily due to an unfavorable foreign exchange effect and an increase in expenses from our second quarter fiscal 2016 acquisitions.

SELECTED HIGHLIGHTS FROM THE QUARTER

  Customer traction for CA Technologies gained this quarter include:
    A major competitive win at a large Canadian bank that dramatically expands CA's footprint.
    A large engagement at one of the world's largest automakers that represents an enterprise-wide expansion of our relationship and involves a range of our products.
    Another notable deal was a competitive win at a leading athletic apparel company that is transforming its brand with a leading digital health program.
    A particularly large upgrade order from a global leader in networking routers and switches, which reflects the success of Rally's land-and-expand strategy.
  Solutions Leadership and Recognition during the quarter:
    CA made available for general delivery the first release of a bi-directionally integrated, combined Rally and CA Project and Portfolio Management (PPM) solution.
    The release of CA PPM 14.3 last month allows customers to glean powerful management insights from data across all platforms and devices, including mobile.
    CA’s Security business had a very strong performance with the close of multiple, six figure transactions across a range of vertical industries.
    Gartner has rated CA Technologies with an overall "Positive" rating in its August 2015 Vendor Rating report. (1)
SEGMENT INFORMATION

(dollars in millions)	Second Quarter FY16 vs. FY15
	Revenue		% Change	% Change CC**	Operating Margin
	FY16	FY15			FY16	FY15
Mainframe Solutions	$554	$610	(9)%	(3)%	62%	62%
Enterprise Solutions	$368	$378	(3)%	3%	3%	13%
Services	$83	$91	(9)%	(3)%	5%	2%
**CC: Constant Currency

  Mainframe Solutions revenue declined primarily due to an unfavorable foreign exchange effect and, to a lesser extent, insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Operating margin was consistent compared with the year-ago period.
  Enterprise Solutions revenue declined due to an unfavorable foreign exchange effect. Excluding the unfavorable effect of foreign exchange, Enterprise Solutions revenue would have increased as a result of additional revenue associated with our second quarter fiscal 2016 acquisitions. Operating margin decreased 10% primarily due to our second quarter fiscal 2016 acquisitions.
  Services revenue decreased primarily due to an unfavorable foreign exchange effect and, to a lesser extent, lower professional services engagements in fiscal 2015. Operating margin increased primarily due to a decrease in personnel-related costs as a result of prior period severance actions.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the second quarter of fiscal 2016 was $43 million, versus $66 million in the year ago period. Cash flow from operations decreased compared with the year-ago period primarily due to a decrease in cash collections, as a result of lower single installment collections and an unfavorable effect of foreign exchange, offset by a decline in vendor disbursements and payroll, which is due to a favorable foreign exchange effect, and a decrease in income tax payments.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at September 30, 2015 were $2.458 billion.
  With $1.657 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $662 million.
  In the second quarter of fiscal 2016, the Company repurchased 2.3 million shares of common stock for $65 million.
  As of September 30, 2015, the Company is currently authorized to purchase $670 million of its common stock under its current stock repurchase program.
  The Company distributed $110 million in dividends to shareholders.
  The Company’s outstanding share count at September 30, 2015 was 434 million.

OUTLOOK FOR FISCAL YEAR 2016

The Company updated its fiscal 2016 outlook for GAAP diluted earnings per share from continuing operations. The following outlook contains "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to change in a range of minus 1 percent to flat in constant currency, unchanged from previous guidance. The Company currently expects total revenue to be at the lower end of this range due primarily to the greater portion of new sales bookings recognized ratably in the first quarter and second quarters, compared to historical trends. At September 30, 2015 exchange rates, this translates to reported revenue of $4.00 billion to $4.04 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 7 percent to 11 percent in constant currency. Previous guidance was to increase in a range of 6 percent to 10 percent in constant currency. At September 30, 2015 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.70 to $1.76.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 2 percent to 5 percent in constant currency, unchanged from previous guidance. At September 30, 2015 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.34 to $2.40.
  Cash flow from continuing operations to increase in the range of 2 percent to 7 percent in constant currency, unchanged from previous guidance. At September 30, 2015 exchange rates, this translates to reported cash flow from continuing operations of $0.97 billion to $1.02 billion.

This outlook assumes no further material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 28 percent and non-GAAP operating margin of 38 percent, unchanged from previous guidance.

The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.

The Company anticipates approximately 431 million shares outstanding at fiscal 2016 year-end and weighted average diluted shares outstanding of approximately 436 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “ Vendor Rating: CA Technologies, David Cappuccio, et.al, 31 August 2015

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2015, March 31, 2014 and March 31, 2013, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs; the failure to expand partner programs; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network, as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; the failure to renew large license transactions on a satisfactory basis; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; changes in generally accepted accounting principles; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2015 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue:	2015	2014	2015	2014
Subscription and maintenance	$832	$908	$1,668	$1,817
Professional services	83	91	162	178
Software fees and other	90	80	152	153
Total revenue	$1,005	$1,079	$1,982	$2,148
Expenses:
Costs of licensing and maintenance	$70	$71	$136	$143
Cost of professional services	78	88	149	169
Amortization of capitalized software costs	67	75	127	142
Selling and marketing	248	253	474	499
General and administrative	99	87	189	179
Product development and enhancements	151	150	287	300
Depreciation and amortization of other intangible assets	29	34	56	68
Other expenses, net	4	1	1	15
Total expenses before interest and income taxes	$746	$759	$1,419	$1,515
Income from continuing operations before interest and income taxes	$259	$320	$563	$633
Interest expense, net	12	12	21	26
Income from continuing operations before income taxes	$247	$308	$542	$607
Income tax expense	75	73	163	160
Income from continuing operations	$172	$235	$379	$447
Income from discontinued operations, net of income taxes	$2	$21	$7	$26
Net income	$174	$256	$386	$473

Basic income per common share:
Income from continuing operations	$0.39	$0.53	$0.86	$1.01
Income from discontinued operations	-	0.05	0.02	0.06
Net income	$0.39	$0.58	$0.88	$1.07
Basic weighted average shares used in computation	436	440	436	440

Diluted income per common share:
Income from continuing operations	$0.39	$0.53	$0.86	$1.00
Income from discontinued operations	-	0.05	0.02	0.06
Net income	$0.39	$0.58	$0.88	$1.06
Diluted weighted average shares used in computation	437	441	437	441

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2015	2015
	(unaudited)
Cash and cash equivalents	$2,458	$2,804
Trade accounts receivable, net	439	652
Deferred income taxes	342	318
Other current assets	183	213
Total current assets	$3,422	$3,987

Property and equipment, net	$246	$252
Goodwill	6,120	5,806
Capitalized software and other intangible assets, net	953	731
Deferred income taxes	39	92
Other noncurrent assets, net	113	111
Total assets	$10,893	$10,979

Current portion of long-term debt	$8	$10
Deferred revenue (billed or collected)	1,870	2,114
Deferred income taxes	7	7
Other current liabilities	677	807
Total current liabilities	$2,562	$2,938

Long-term debt, net of current portion	$1,649	$1,253
Deferred income taxes	70	45
Deferred revenue (billed or collected)	646	863
Other noncurrent liabilities	264	255
Total liabilities	$5,191	$5,354

Common stock	$59	$59
Additional paid-in capital	3,614	3,631
Retained earnings	6,387	6,221
Accumulated other comprehensive loss	(439)	(418)
Treasury stock	(3,919)	(3,868)
Total stockholders’ equity	$5,702	$5,625
Total liabilities and stockholders’ equity	$10,893	$10,979

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	September 30,
	2015	2014
Operating activities from continuing operations:
Net income	$174	$256
Income from discontinued operations	(2)	(21)
Income from continuing operations	$172	$235
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	96	109
Deferred income taxes	(18)	(29)
Provision for bad debts	-	2
Share-based compensation expense	23	22
Asset impairments and other non-cash items	-	(1)
Foreign currency transaction losses	3	3
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade accounts receivable	3	12
Decrease in deferred revenue	(257)	(212)
Decrease in taxes payable, net	(25)	(59)
Increase in accounts payable, accrued expenses and other	24	8
Increase in accrued salaries, wages and commissions	17	18
Changes in other operating assets and liabilities	5	(42)
Net cash provided by operating activities - continuing operations	$43	$66
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(610)	$(1)
Purchases of property and equipment	(10)	(13)
Proceeds from sale of short-term investments	48	-
Net cash used in investing activities - continuing operations	$(572)	$(14)
Financing activities from continuing operations:
Dividends paid	$(110)	$(111)
Purchases of common stock	(65)	-
Notional pooling borrowings, net	13	45
Debt borrowings (repayments), net	399	(3)
Debt issuance costs	(3)	-
Exercise of common stock options	-	2
Other financing activities	5	-
Net cash provided by (used in) financing activities - continuing operations	$239	$(67)
Effect of exchange rate changes on cash	$(70)	$(186)
Net change in cash and cash equivalents - continuing operations	$(360)	$(201)
Cash provided by (used in) operating activities - discontinued operations	$2	$(31)
Cash provided by investing activities - discontinued operations	-	170
Net effect of discontinued operations on cash and cash equivalents	$2	$139
Decrease in cash and cash equivalents	$(358)	$(62)
Cash and cash equivalents at beginning of period	$2,816	$3,255
Cash and cash equivalents at end of period	$2,458	$3,193

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended September 30, 2015				Six Months Ended September 30, 2015
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$554	$368	$83	$1,005	$1,114	$706	$162	$1,982
Expenses (3)	212	357	79	648	423	647	150	1,220
Segment profit	$342	$11	$4	$357	$691	$59	$12	$762
Segment operating margin	62%	3%	5%	36%	62%	8%	7%	38%

Segment profit				$357				$762
Less:
Purchased software amortization				39				67
Other intangibles amortization				14				25
Internally developed software products amortization				28				60
Share-based compensation expense				23				45
Other (gains) expenses, net (4)				(6)				2
Interest expense, net				12				21
Income from continuing operations before income taxes				$247				$542

	Three Months Ended September 30, 2014				Six Months Ended September 30, 2014
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$610	$378	$91	$1,079	$1,224	$746	$178	$2,148
Expenses (3)	234	327	89	650	469	652	171	1,292
Segment profit	$376	$51	$2	$429	$755	$94	$7	$856
Segment operating margin	62%	13%	2%	40%	62%	13%	4%	40%

Segment profit				$429				$856
Less:
Purchased software amortization				31				59
Other intangibles amortization				16				31
Internally developed software products amortization				44				83
Share-based compensation expense				22				42
Other (gains) expenses, net (4)				(4)				8
Interest expense, net				12				26
Income from continuing operations before income taxes				$308				$607
(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended September 30,				Six Months Ended September 30,
				% Increase				% Increase
			% Increase	(Decrease)			% Increase	(Decrease)
			(Decrease)	in Constant			(Decrease)	in Constant
	2015	2014	in $ US	Currency (1)	2015	2014	in $ US	Currency (1)

Bookings	$1,383	$749	85%	92%	$2,045	$1,473	39%	46%

Revenue:
North America	$677	$693	(2)%	(1)%	$1,329	$1,375	(3)%	(3)%
International	328	386	(15)%	1%	653	773	(16)%	0%
Total revenue	$1,005	$1,079	(7)%	(1)%	$1,982	$2,148	(8)%	(2)%

Revenue:
Subscription and maintenance	$832	$908	(8)%	(2)%	$1,668	$1,817	(8)%	(2)%
Professional services	83	91	(9)%	(3)%	162	178	(9)%	(3)%
Software fees and other	90	80	13%	17%	152	153	(1)%	4%
Total revenue	$1,005	$1,079	(7)%	(1)%	$1,982	$2,148	(8)%	(2)%

Segment Revenue:
Mainframe solutions	$554	$610	(9)%	(3)%	$1,114	$1,224	(9)%	(3)%
Enterprise solutions	368	378	(3)%	3%	706	746	(5)%	0%
Services	83	91	(9)%	(3)%	162	178	(9)%	(3)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$648	$650	0%	5%	$1,220	$1,292	(6)%	(1)%
Total GAAP	746	759	(2)%	1%	1,419	1,515	(6)%	(3)%
(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2015, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP net income	$174	$256	$386	$473
GAAP income from discontinued operations, net of income taxes	(2)	(21)	(7)	(26)
GAAP income from continuing operations	$172	$235	$379	$447
GAAP income tax expense	75	73	163	160
Interest expense, net	12	12	21	26
GAAP income from continuing operations before interest and income taxes	$259	$320	$563	$633
GAAP operating margin (% of revenue) (1)	26%	30%	28%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1	$3	$2
Cost of professional services (2)	1	1	2	2
Amortization of capitalized software costs (3)	67	75	127	142
Selling and marketing (2)	8	8	16	15
General and administrative (2)	9	7	16	13
Product development and enhancements (2)	4	5	8	10
Depreciation and amortization of other intangible assets (4)	14	16	25	31
Other (gains) expenses, net (5)	(6)	(4)	2	8
Total Non-GAAP adjustment to operating expenses	$98	$109	$199	$223
Non-GAAP income from continuing operations before interest and income taxes	$357	$429	$762	$856
Non-GAAP operating margin (% of revenue) (6)	36%	40%	38%	40%

Interest expense, net	12	12	21	26
GAAP income tax expense	75	73	163	160
Non-GAAP adjustment to income tax expense (7)	23	52	48	89
Non-GAAP income tax expense	$98	$125	$211	$249
Non-GAAP income from continuing operations	$247	$292	$530	$581
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending September 30, 2015 and 2014, non-GAAP adjustment consists of $39 million and $31 million of purchased software amortization and $28 million and $44 million of internally developed software products amortization, respectively. For the six month periods ending September 30, 2015 and 2014, non-GAAP adjustment consists of $67 million and $59 million of purchased software amortization and $60 million and $83 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2015	2014	2015	2014

Total expenses before interest and income taxes	$746	$759	$1,419	$1,515

Non-GAAP operating adjustments:
Purchased software amortization	39	31	67	59
Other intangibles amortization	14	16	25	31
Internally developed software products amortization	28	44	60	83
Share-based compensation	23	22	45	42
Other (gains) expenses, net (1)	(6)	(4)	2	8
Total non-GAAP operating adjustment	$98	$109	$199	$223

Total non-GAAP operating expenses	$648	$650	$1,220	$1,292

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS from Continuing Operations	2015	2014	2015	2014

GAAP diluted EPS from continuing operations	$0.39	$0.53	$0.86	$1.00

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.06	0.05	0.11	0.10
Other intangibles amortization	0.02	0.02	0.04	0.05
Internally developed software products amortization	0.04	0.08	0.09	0.14
Share-based compensation	0.04	0.04	0.07	0.07
Other (gains) expenses, net (1)	(0.01)	(0.01)	-	0.01
Non-GAAP effective tax rate adjustments (2)	0.02	(0.06)	0.03	(0.07)
Total non-GAAP adjustment	$0.17	$0.12	$0.34	$0.30

Non-GAAP diluted EPS from continuing operations	$0.56	$0.65	$1.20	$1.30
(1)	Other (gains) expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30, 2015		September 30, 2015
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$259	$357	$563	$762
Interest expense, net	12	12	21	21
Income from continuing operations before income taxes	$247	$345	$542	$741

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$86	$121	$190	$259
Adjustments for discrete and permanent items (2)	(11)	(23)	(27)	(48)
Total tax expense	$75	$98	$163	$211

Effective tax rate (3)	30.4%	28.4%	30.1%	28.5%

	Three Months Ended		Six Months Ended
	September 30, 2014		September 30, 2014
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$320	$429	$633	$856
Interest expense, net	12	12	26	26
Income from continuing operations before income taxes	$308	$417	$607	$830

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$108	$146	$212	$291
Adjustments for discrete and permanent items (2)	(35)	(21)	(52)	(42)
Total tax expense	$73	$125	$160	$249

Effective tax rate (3)	23.7%	30.0%	26.4%	30.0%
(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2016

Projected GAAP diluted EPS from continuing operations range	$1.70	to	$1.76

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.24		0.24
Other intangibles amortization	0.07		0.07
Internally developed software products amortization	0.18		0.18
Share-based compensation	0.15		0.15
Total non-GAAP adjustment	$0.64		$0.64

Projected non-GAAP diluted EPS from continuing operations range	$2.34	to	$2.40

	Fiscal Year Ending
Projected Operating Margin	March 31, 2016

Projected GAAP operating margin		28%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		1%
Internally developed software products amortization		3%
Share-based compensation		2%
Total non-GAAP operating adjustment		10%

Projected non-GAAP operating margin		38%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Saswato Das, 646-710-6690
Corporate Communications
Saswato.das@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com